Ex 99.3
PTC Therapeutics, Inc.
Restricted Stock Unit Agreement

1.	Award of Restricted Stock Units.
This agreement (this “Agreement”) evidences the grant by PTC Therapeutics, Inc., a Delaware corporation (the “Company”), on [Grant Date] (the “Grant Date”) to [Participant Name], an employee of the Company (the “Participant”), of an award of [Number of Awards Granted] restricted stock units (the “RSUs”) on the terms provided herein. Each RSU represents the right to receive one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein.
The award evidenced by this Agreement was granted to the Participant pursuant to the inducement grant exception under NASDAQ Stock Market Rule 5635(c)(4), and not pursuant to the Company’s 2013 Long Term Incentive Plan or any equity incentive plan of the Company, as an inducement that is material to the Participant’s employment with the Company.

2.	Vesting Schedule.
This award shall vest as to 50% of the RSUs on the first anniversary of the Grant Date and as to 50% of the RSUs on the second anniversary of the Grant Date, and, if applicable, Section 4 hereof. All vesting is dependent on the Participant continuing to perform services for the Company, as provided herein. Upon the vesting of the RSU, the Company will deliver to the Participant, for each RSU that becomes vested, one share of Common Stock, subject to the payment of any taxes pursuant to Section 5. The Common Stock will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date.

3.	Forfeiture of Unvested RSUs Upon Cessation of Service.
Subject to the provisions of Section 4 hereof, in the event that the Participant ceases to perform services to the Company for any reason or no reason, with or without Cause (as defined in Section 4(c) hereof), all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to the unvested RSUs or any Common Stock that may have been issuable with respect thereto. If the Participant provides services to a subsidiary of the Company, any references in this Agreement to provision of services to the Company shall instead be deemed to refer to service with such subsidiary.

4.	Accelerated Vesting upon Cessation of Services in connection with Corporate Change.
(a)In the event that the Participant’s provision of services to the Company is terminated by the Company without Cause or by the Participant for Good Reason (as defined in Section 4(d) hereof) within the period of three (3) months prior to (but only if negotiations relating to the particular Corporate Change (as defined in Section 4(b) hereof) that occurs are ongoing at the date of the notice of termination) or twelve (12) months after a Corporate Change that occurs while the Participant is employed by the Company (such fifteen-month period, the “Protected Period”), all of the RSUs that are

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unvested as of the time of such cessation shall vest immediately prior to the consummation of such Corporate Change if the cessation occurs during the first three (3) months of the Protected Period or immediately upon such cessation, if the cessation occurs during the last twelve (12) months of the Protected Period.
(b)    For purposes of this Agreement, “Corporate Change” shall mean any circumstance in which (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary or affiliate of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iii) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (excluding, for this purpose, the Company or any subsidiary, or any employee benefit plan of the Company or any subsidiary, or any “group” in which all or substantially all of its members or its members’ affiliates are individuals or entities who are or were beneficial owners of the Company’s outstanding shares prior to the initial public offering, if any, of the Company’s stock), acquires or gains ownership or control (including, without limitations, powers to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or (iv) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors of the Company.  Notwithstanding the foregoing, a “Corporate Change” shall not occur as a result of an initial public offering of the Company’s common stock, or as a result of a merger, consolidation, reorganization or restructuring after which either (1) a majority of the Board of Directors of the controlling entity consists of persons who were directors of the Company prior to the merger, consolidation, reorganization or restructuring or (2) the Participant forms part of an executive management team that consists of substantially the same group of individuals and the Participant is performing in a similar role, with similar authority and responsibility (other than changes solely attributable to the change in ownership structure), to that which existed prior to the reorganization or restructuring.  Notwithstanding the foregoing, for any payments or benefits hereunder that are subject to Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder (“Section 409A”), the Corporate Change must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).
(c)    If the Participant is party to an employment, consulting or severance agreement with the Company that contains a definition of “cause” for termination of employment or other relationship, “Cause” shall have the meaning ascribed to such term in such agreement.  Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive.  The Participant’s employment or other relationship shall be considered to have been terminated for Cause if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.
(d)    If the Participant is party to an employment, consulting or severance agreement with the Company that contains a definition of “good reason” for termination of employment or other relationship, “Good Reason” shall have the meaning ascribed to such term in such agreement.  Otherwise, “Good Reason” shall mean any of the following, unless (i) the basis for such Good Reason is cured within a reasonable period of time (determined in the light of the cure appropriate to the basis of such Good Reason, but in no event less than thirty (30) nor more than ninety (90) days) after the Company receives

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written notice (which must be received from the Participant within ninety (90) days of the initial existence of the condition giving rise to such Good Reason) specifying the basis for such Good Reason or (ii) Participant has consented to the condition that would otherwise be a basis for Good Reason:
(1)    An change in the principal location at which the Participant provides services to the Company to a location more than fifty (50) miles from the location at which the Participant provided services as of immediately prior to the Corporate Change and/or to a location in New York City (either of), which change the Company has reasonably determined as of the date hereof, would constitute a material change in the geographic location at which the Participant provides services to the Company);
(2)    A material adverse change by the Company in the Participant’s duties, authority or responsibilities which causes the Participant’s position with the Company to become of materially less responsibility or authority than the Participant’s position immediately prior to the Corporate Change.  For purposes of this definition of “Good Reason,” a “material adverse change” following a Corporate Change shall not include any diminution in authority, duties or responsibilities that is solely attributable to the change in the Company’s ownership structure but does not otherwise change the Participant’s authority, duties or responsibilities (except in a positive manner) otherwise with respect to the Company’s business;
(3)    A material reduction in the Participant’s base compensation (including his or her base salary);
(4)    A material breach of this Agreement by the Company which has not been cured within thirty (30) days after written notice thereof by the Participant; or
(5)    Failure to obtain the assumption (assignment) of this Agreement by any successor to the Company.
5.Tax Matters.
(a)    Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of RSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs. The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code, as amended, is available with respect to RSUs
(b)    Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the RSUs. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation. If the Participant does not execute the Automatic Sale Instructions prior to an applicable vesting date, then the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the Award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

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6.Transfer Restrictions.
(a)    The Participant shall not sell, assign, transfer (including by establishing any short position, put equivalent position (as defined in Rule 16a-1 issued under the Exchange Act) or call equivalent position (as defined in Rule 16a-1 issued under the Exchange Act), pledge, hypothecate or otherwise encumber or dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein. The Company shall not be required to treat as the owner of any RSUs or issue any Common Stock to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.
7.Adjustments for Changes in Common Stock and Certain Other Events.
(a)     Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number of shares subject to this award shall be equitably adjusted by the Company in the manner determined by the Board.
(b)     Reorganization Events. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company. In connection with a Reorganization Event, the Board may take any one or more of the following actions with respect to this award (or any portion thereof) on such terms as the Board determines: (i) provide that this award shall be assumed, or substantially equivalent award shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) provide that this award shall become realizable or deliverable, or restrictions applicable to this award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iii) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Participant with respect to this award equal to (A) the number of shares of Common Stock subject to the portion of this award that vests upon or immediately prior to such Reorganization Event multiplied by the Acquisition Price, net of any applicable tax withholdings, in exchange for the termination of this award, (iv) provide that, in connection with a liquidation or dissolution of the Company, this award shall convert into the right to receive liquidation proceeds (if applicable, net of any applicable tax withholdings) and (v) any combination of the foregoing.
For purposes of clause (i) above, this award shall be considered assumed if, following consummation of the Reorganization Event, this award confers the right to receive, for each share of Common Stock subject to this award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the settlement of this award to consist solely of such number of shares of common

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stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.
8.Miscellaneous.
(a)    No Right To Employment or Other Status. The grant of this award shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim hereunder.
(b)    No Rights As Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the RSUs.
(c)    Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter hereof.
(d)    Amendment. The Board may amend, modify or terminate this Agreement, including but not limited to, substituting another award of the same or a different type and changing the date of realization. Notwithstanding the foregoing, the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.
(e)    Compliance with Code Section 409A. The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A. The delivery of shares of Common Stock on the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.
(e)    Acceleration. The Board may at any time provide that this award shall become immediately in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.
(f)    Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to this Agreement until (i) all conditions of this Agreement have been met to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
(g)    Administration by Board. The Board will administer this Agreement and may construe and interpret the terms hereof. The Board may correct any defect, supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it shall deem expedient to carry the Agreement into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under this Agreement made in good faith.

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(h)    Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers hereunder to one or more committees or subcommittees of the Board (a “Committee”). All references herein to the “Board” shall mean the Board or a Committee to the extent that the Board’s powers or authority hereunder have been delegated to such Committee.
(i)    Participant’s Acknowledgements. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.
(j)    Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.
(k)    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.
(l)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.
The Company has caused this award to be executed by its duly authorized officer.

PTC THERAPEUTICS, INC.

By:
Name:
Title:

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PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing RSU and agrees to the terms and conditions thereof.
PARTICIPANT
__________________________________
Acceptance Date: ___________________

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Schedule A

Automatic Sale Instructions

The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of RSUs on such date shall be paid through an automatic sale of shares as follows:

(a)    Upon any vesting of RSUs pursuant to Sections 2 or 4 hereof, the Company shall arrange for the sale of such number of shares of Common Stock issuable with respect to the RSUs that vest pursuant to Sections 2 or 4 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the vesting of the RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall receive and retain such net proceeds in satisfaction of such tax withholding obligations.
(b)    The Participant hereby appoints the Chief Legal Officer and the Vice President, Securities of PTC of the Company, and either of them acting alone and with full power of substitution, to serve as his or her attorneys in fact to arrange for the sale of the Participant’s Common Stock in accordance with this Schedule A. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Schedule A.
(c)    The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock. The Participant and the Company have structured this Agreement, including this Schedule A, to constitute a “binding contract” relating to the sale of Common Stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.
The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

________________________________

Participant Name: _________________

Acceptance Date: _________________

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